EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY REPORTS
13% INCREASE IN FIRST QUARTER REVENUES

COMPANY EARNS $0.15 PER DILUTED SHARE ON $8.6 MILLION IN REVENUES

DURANGO, Colorado (July 7, 2011)--Rocky Mountain Chocolate Factory, Inc. (NASDAQ Global Market: “RMCF”), which franchises/operates gourmet chocolate and self-serve frozen yogurt stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the first quarter of FY2012.

For the three months ended May 31, 2011, total revenues increased 13.4 percent to approximately $8.6 million, compared with total revenues of approximately $7.6 million in the first quarter of FY2011.  Same-store sales at franchised retail units increased 0.3 percent during the first quarter of FY2012 when compared with the first quarter of FY2011.

Factory product sales rose 7.7 percent to approximately $5.8 million in the first quarter of FY2012 versus approximately $5.4 million in the first quarter of FY2011, primarily due to a 16.3 percent increase in shipments of product to customers outside our network of franchised retail stores and a 3.9 percent increase in sales to domestic franchised stores, partially offset by a 5.7 percent decrease in the average number of domestic franchised stores in operation.  Same-store pounds of product purchased from the factory by franchisees in the first quarter of FY2012 declined 0.9 percent from the first quarter of FY2011.

Net income declined slightly to $919,659 in the first quarter of FY2012 compared with net income of $931,601 in the first quarter of FY2011.  The decline in net income was attributable to higher transportation fuel costs, along with expenses incurred to enhance the future performance of the Company’s Rocky Mountain Chocolate Factory and Aspen Leaf Yogurt (“ALY”) business units.  ALY recorded an operating loss of approximately $38,000 in the first quarter of FY2012, whereas the first quarter of FY2011 included no revenues or expenses from ALY as the new retail concept was not launched until the second half of FY2011.  Basic and diluted earnings per share totaled $0.15 in the first quarter of FY2012 compared with $0.15 in the first quarter of FY2011.

“We were pleased with our operating results for the first quarter of fiscal 2012,” commented Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc.  “Our net income decreased slightly in FY2012, which includes an operating loss of approximately $38,000, or approximately 2.6 percent of net income related to our new ALY retail initiative. We have been very pleased with the sales volumes achieved by the five ALY stores that have opened to date.  While ALY is still a new business venture for us, we are gaining confidence that the unit economics of ALY stores should provide a healthy return on investment to both us and our franchisees.”

“Although we were encouraged by our overall operating results during the most recent quarter, our franchisees have continued to grapple with a very difficult credit environment and continued uncertainties surrounding the outlook for consumer spending.  We do not foresee a return to historical levels of franchised store openings until the economy strengthens further and there is greater availability of financing for small businesses.  We and our franchisees opened or converted six Rocky Mountain Chocolate Factory stores in the first quarter, including three co-branded Cold Stone Creamery locations, along with four ALY stores.  While our ALY franchising and company store initiative is in its early stages, our goal is to have at least 15 to 20 ALY stores open and operated by us and our franchisees within the next six to eight months.   We ended the first quarter of FY2012 with 356 Rocky Mountain Chocolate Factory stores in operation, including 43 co-branded Cold Stone Creamery locations, along with five ALY stores.  An additional 12 chocolate stores and one yogurt store had been sold to franchisees or licensees, but were not yet open, as of May 31, 2011.”

“Cash and cash equivalents increased 37 percent to $4.6 million at the end of the first quarter of FY2012 when compared with $3.3 million at the end of FY2011.  Our balance sheet reflected a healthy 3.9-to-1.0 current ratio, we had no debt outstanding, and stockholders’ equity approximated $17.1 million as of May 31, 2011,” concluded Merryman.

During the first quarter of FY2012, franchisees opened new Rocky Mountain Chocolate Factory stores in Las Vegas, Nevada; Oxford, Mississippi and Spokane, Washington, as well as Cold Stone Creamery co-branded stores in Hudson, Ohio; Omaha, Nebraska and Greensboro, South Carolina.  ALY stores were opened by us and/or our franchisees in Boise, Idaho; Boulder, Colorado; Greely, Colorado and Farmington, New Mexico.  A complete list of stores is available on the Company’s websites at www.rmcf.com and www.aspenleafyogurt.com .

On June 10, 2011, we paid our 32nd consecutive quarterly cash dividend, in the amount of $0.10 per share, to shareholders of record May 26, 2011.

We will host a conference call today, July 7, 2011, at 4:15 p.m. EDT to discuss first quarter operating results and other topics of interest.  To participate in the conference call, please dial 800-860-2442 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”.  A replay of the conference call will be available one hour after completion of the call until July 14, 2011 at 9:00 am EDT by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering conference I.D. #451899.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve risks and uncertainties, and we undertake no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in our products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of our co-branding agreement with Cold Stone Creamery Brands, including but not limited to new store openings, the success of our launch of Aspen Leaf Yogurt, LLC and our ability to open new locations this fiscal year, whether same store sales increase for FY2012 and other risks.  Readers are referred to our periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of our present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and our assumptions.  We may change our intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during three months ended May 31, 2011	Stores opened as of May 31, 2011
United States
Rocky Mountain Chocolate Factory
Franchise Stores	3	246
Company-Owned Stores	0	11
Cold Stone Creamery	3	43
Aspen Leaf Yogurt
Franchise Stores	1	1
Company-Owned Stores	3	4
International License Stores	0	56
Total	10	361

Interim Unaudited
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2011	2010	2011	2010
Revenues
Factory sales	$5,833	$5,414	67.5%	71.1%
Royalty and marketing fees	1,321	1,311	15.3%	17.2%
Franchise fees	106	77	1.2%	1.0%
Retail sales	1,378	813	16.0%	10.7%
Total Revenues	8,638	7,615	100.0%	100.0%

Costs and Expenses
Cost of sales	4,633	4,049	53.6%	53.2%
Franchise costs	407	360	4.7%	4.7%
Sales and marketing	440	389	5.1%	5.1%
General and administrative	740	668	8.6%	8.8%
Retail operating	851	542	9.9%	7.1%
Depreciation and amortization	169	168	1.96%	2.2%
Total Costs and Expenses	7,240	6,176	83.8%	81.1%

Income from operations	1,398	1,439	16.2%	18.9%

Interest income	17	9	0.2%	0.1%

Income before income taxes	1,415	1,448	16.4%	19.0%

Provision for income taxes	495	516	5.7%	6.8%

Net income	$920	$932	10.7%	12.2%

Basic Earnings Per Common
Share	$0.15	$0.15
Diluted Earnings Per Common
Share	$0.15	$0.15

Weighted Average Common
Shares Outstanding	6,076,615	6,029,981

Dilutive Effect of Employee Stock
Options	229,167	222,089

Weighted Average Common
Shares Outstanding,
Assuming Dilution	6,305,782	6,252,070

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	May 31, 2011	February 28, 2011
Current Assets	$13,170	$13,507
Total Assets	$21,605	$21,439
Current Liabilities	$3,382	$3,676
Stockholder's Equity	$17,145	$16,654